Exhibit 99.1

Methode Electronics, Inc. Expands its Board and Adds Ms. Therese Bobek and Ms. Mary Lindsey as Directors

Chicago, IL – March 6, 2020 – Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, announced today on the recommendation of the Nominating and Governance Committee to increase the size of the Board from ten to twelve members. Upon recommendation of the committee, the Board elected Ms. Therese Bobek and Ms. Mary Lindsey as Directors and approved their appointments to the Audit Committee.

Chairman Walter J. Aspatore said, “We are pleased to welcome Therese and Mary to our board of directors and look forward to leveraging their extensive experience in public company finance, tax, business development and auditing matters. Therese is extremely knowledgeable in public company audit and assurance services, internal audit best practices, systems implementations and accounting standards adoption. Mary brings a wealth of expertise from her recent Chief Financial Officer role, her many years in corporate taxation, and from her international assignments in corporate development and structure. Both Therese and Mary are well versed in public company governance and will provide additional leadership and financial acumen to Methode. Their depth and breadth of business experience from their prior roles, will add significant perspective in supporting Methode’s growth initiatives and increased complexity while maintaining its high standards of corporate governance.”

Ms. Therese Bobek was an Assurance Partner of PricewaterhouseCoopers LLP (“PwC”) from 1997 until her retirement in 2018. She most recently served in PwC’s national office where she directed a nationwide network of partners and managers supporting audit quality in the field. Ms. Bobek has served as an Adjunct Lecturer in the Master of Accountancy Program at the University of Iowa’s Tippie College of Business since 2018 and serves on the Boards of Trustees and the Audit Committees of the Northern Funds and Northern Institutional Funds.

Ms. Mary Lindsey served as Chief Financial Officer of Commercial Metals Company, a global manufacturer and recycler of steel and other metals, from January 2016 until her retirement in August 2019. In addition, Ms. Lindsey served as Senior Vice President since 2017 and Vice President-Tax from 2009 to 2016. Also, Ms. Lindsey spent twenty years at Timken starting as a Corporate Attorney and then moving into various roles, including business strategy, until her promotion to Vice President, Tax and Tax Counsel before departing in 2005. Ms. Lindsey currently serves as a Director and Chair of the Audit Committee of Lindsay Corporation, a provider of water management and road infrastructure products and services.

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in Belgium, Canada, China, Egypt, Germany, India, Italy, Lebanon, Malta, Mexico, the Netherlands, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, radio remote control, electronic, LED lighting, wireless and sensing technologies. Our business is managed on a segment basis, with those segments being Automotive, Industrial, Interface and Medical.

Our components are found in the primary end-markets of the aerospace, appliance, automotive, commercial vehicle, construction, consumer and industrial equipment, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), medical, rail and other transportation industries. Further information can be found on Methode's Web site www.methode.com.

For Methode Electronics, Inc.
Mark Shermetaro
Vice President Corporate Development
mshermetaro@methode.com
248-752-3468

Nathan Abler
Dresner Corporate Services
nabler@dresnerco.com
714-742-4180